Stradley Ronon Stevens & Young, LLP 2005 Market Street, Suite 2600 Philadelphia, PA 19103 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

May 24, 2019

Board of Trustees, Invesco Growth Series

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Board of Trustees, Invesco Investment Securities Funds

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Board of Trustees, Invesco Counselor Series Trust

11 Greenway Plaza, Suite 1000

Houston, TX 77046

Board of Directors, Oppenheimer Master Event-Linked Bond Fund, LLC

6803 South Tucson Way

Centennial, CO 80112

Board of Directors, Oppenheimer Master Inflation Protected Securities Fund, LLC

6803 South Tucson Way

Centennial, CO 80112

Board of Directors, Oppenheimer Master Loan Fund, LLC

6803 South Tucson Way

Centennial, CO 80112

Re:

Agreement and Plan of Reorganization (“Agreement”) dated as of May 22, 2019 by and among each of the Oppenheimer open-end registered investment companies organized as Delaware limited liability companies identified as a Target Fund on Exhibit A thereto (each a “Target Fund”), separately; and (ii) each of the Invesco open-end registered investment companies organized as Delaware statutory trusts identified as an Acquiring Entity on Exhibit A thereto (each an “Acquiring Entity”), separately on behalf of its respective series identified on Exhibit A thereto (each an “Acquiring Fund”)

Ladies and Gentlemen:

May 24, 2019

You have requested our opinion as to certain federal income tax consequences of the Reorganizations set forth on Exhibit A, attached hereto, of the Target Funds, pursuant to which: (i) the Acquiring Fund will acquire the Assets and Liabilities of the Target Fund in exchange for shares of the corresponding Acquiring Fund of equal value to the net assets of the Target Fund being acquired, and (ii) the Target Fund will distribute such shares of the Acquiring Fund to shareholders of the Target Fund, in connection with the liquidation of the Target Fund, all upon the terms and conditions of the Agreement (each such transaction, a “Reorganization” and collectively, the “Reorganizations”). Each Acquiring Fund is, and will be immediately prior to Closing, a shell series, without assets (other than seed capital) or liabilities, created solely for the purpose of acquiring the Assets and Liabilities of the Target Fund. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon: (a) a copy of the executed Agreement, adopted as of May 24, 2019; (b) the Joint Proxy Statement/Prospectus provided to shareholders of the Target Funds dated February 13, 2019; (c) certain representations concerning the Reorganization made to us by the Acquiring Entities, on behalf of the Acquiring Funds, and the Target Funds, in letters dated May 24, 2019 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that each Target Fund on the Closing Date of the Reorganization (i) is not (and will not be as of the Closing Date) classified as an association taxable as a corporation or as a publicly traded partnership as that term is defined in Section 7704 of the Internal Revenue Code of 1986, as amended (the “Code”), and instead is, and has been since its inception, and will be as of the Closing Date taxed as a partnership for Tax purposes and (ii) has not elected to be a regulated investment company under Subchapter M of the Code, and that each Acquiring Fund is not (and will not be as of the Closing Date) classified as an association taxable as a corporation or as a publicly traded partnership, as that term is defined in Section 7704 of the Code, and instead intends to be, on the Closing Date, subject to Tax as a partnership (and not as a publicly traded partnership as that term is defined in Section 7704 of the Code) for Tax purposes.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware, the terms of the Agreement and the statements in the Representation Letters for the Target Funds and the Acquiring Funds, it is our opinion that for federal income tax purposes:

(i)    Because the Target Fund will not be terminated under Section 708 of the Code, no gain or loss will be recognized by the Target Fund upon the transfer of all of its Assets to the Acquiring Fund in exchange solely for Acquiring Fund shares and the assumption by the Acquiring Fund of the Liabilities of the Target Fund, pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

May 24, 2019

(ii)    Because the Target Fund will not be terminated under Section 708 of the Code, no gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the Assets of the Target Fund in exchange solely for the assumption of the Liabilities of the Target Fund and issuance of the Acquiring Fund shares pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(iii)    Because the Target Fund will not be terminated under Section 708 of the Code, no gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund shares by the Target Fund to its shareholders in liquidation of the Target Fund pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(iv)    Because the Target Fund will not be terminated under Section 708 of the Code, the tax basis of the Assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such Assets in the hands of the Target Fund immediately prior to the transfer pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(v)    Because the business of the Target Fund will continue after the Reorganization, the holding periods of the Assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such Assets were held by the Target Fund pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(vi)    Except as provided herein, pursuant to Section 721 of the Code, no gain or loss will be recognized by the Target Fund Shareholders under Section 741 or Section 1001 of the Code as a result of the Reorganization pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(vii)    If, as a result of the Reorganization, there is no change in the Target Fund Shareholders’ liabilities under Section 1.752-1(e) of the regulations issued by the United States Department of the Treasury (the “Income Tax Regulations”), there will be no change to the adjusted basis of any Target Fund Shareholder’s interest in the Acquiring Fund pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

(viii)    Pursuant to Section 1223(1) of the Code, there will be no change to the holding period of any Target Fund Shareholder’s total interest in the Acquiring Fund.

(ix)    A Target Fund Shareholder’s capital account in the Acquiring Fund will be the same as such Target Fund Shareholder’s capital account in the Target Fund pursuant to Revenue Ruling 84-52, 1984-1 CB 157, as amplified by Revenue Ruling 95-37, 1995-1 CB 130.

Notwithstanding anything to the contrary herein, we express no opinion as to the effect of the Reorganization on the Target Funds, the Acquiring Funds or any Target Fund shareholders with respect to any asset as to which any gain or loss is required to be recognized for federal

May 24, 2019

income tax purposes regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively. We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the Acquiring Entities, on behalf of the Acquiring Funds, and the Target Funds, of the undertakings in the Agreement and the Representation Letters. Except as expressly set forth above, we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with respect to (i) the Reorganization or any transaction related to or contemplated by such Reorganization (or incident thereto) or (ii) the effect, if any, of the Reorganization on any other transaction and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the registration statement of each Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of the Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP
Stradley Ronon Stevens & Young, LLP

EXHIBIT A

CHART OF REORGANIZATIONS

Acquiring Fund and Acquiring Entity (and share class)	Corresponding Target Fund
Invesco Oppenheimer Master Event-Linked Bond Fund, a series of Invesco Growth Series (R6)	Oppenheimer Master Event-Linked Bond Fund, LLC

Invesco Oppenheimer Master Inflation Protected Securities Fund, a series of Invesco Investment Securities Funds (R6)	Oppenheimer Master Inflation Protected Securities Fund, LLC

Invesco Oppenheimer Master Loan Fund, a series of Invesco Counselor Series Trust (R6)	Oppenheimer Master Loan Fund, LLC

Exhibit A, Page 1